Exhibit 99.1

The Company today issued the following press release:

ENERGIZER HOLDINGS, INC. COMPLETES ACQUISITION OF PLAYTEX
PRODUCTS, INC.

St. Louis, Missouri, October 1, 2007 — Energizer Holdings, Inc. [NYSE: ENR], announced today that it has completed its acquisition of Playtex Products, Inc. [NYSE:  PYX] for $18.30 per share in cash plus the assumption of Playtex’s debt.  Shareholders of Playtex approved the merger of Playtex with a wholly owned subsidiary of Energizer on September 27, 2007.

Energizer also announced that, under the previously announced tender offer for the outstanding 8% Senior Secured Notes due 2011 and 9-3/8% Senior Subordinated Notes due 2011 of Playtex, the company has purchased $286.3 million of the 8% notes, representing 98.7% of the outstanding notes, and $276.7 million of the 9-3/8% notes, representing 95.8% of the outstanding notes.  Energizer has deposited funds with the trustees for each issue in order to defease the remaining notes.  The 8% notes have been defeased to a March 3, 2008 redemption date and the 9-3/8% notes have been defeased to an October 12, 2007 redemption date.  The tender offer remains open under 5:00 p.m., New York City time, on October 3, 2007, but holders tendering at this time will not be entitled to receive the consent payment referred to in the tender offer documents.

The funds required for the acquisition and the tender offer are being provided primarily from Energizer’s previously announced $1.5 billion term loan agreement entered into on September 14. 2007.  The company anticipates that the term loan will be refinanced in the private placement market or through other credit facilities over the next several months.

“The employees of Playtex and its strong consumer brands will be a great addition to the Energizer family,” said Ward M. Klein, Chief Executive Officer.  “In addition to expanding our product portfolio and our presence in the personal care industry, this acquisition brings to us many talented and dedicated colleagues, providing us with the benefits of their knowledge and experience in the skin care, feminine care, and infant care segments.”

About Playtex:

Celebrating 75 years of innovation, Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Skin Care, Feminine Care, and Infant Care products, including Banana Boat, Hawaiian Tropic, Wet Ones, Playtex gloves, Playtex tampons, Playtex infant feeding products, and Diaper Genie.

About Energizer Holdings, Inc.:

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a global leader in the dynamic business of providing portable power and ranks as one of the world’s largest manufacturers of primary batteries and flashlights.  Anchored by our universally recognized and respected Energizer and Eveready brands, the portfolio of products includes household batteries, specialty batteries and battery-powered lighting products.  Energizer is also the parent company of Schick-Wilkinson Sword (SWS), the second largest manufacturer of wet shave products in the world.  With two widely recognized personal care brands, SWS competes successfully in all three segments of the global wet shave market — men’s systems, women’s systems and disposables.  Energizer trades on the New York Stock Exchange under the symbol ENR.

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With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.